Exhibit 10.45

Resolution Media Terms and Conditions

TERMS AND CONDITIONS FOR PAY-FOR-CALL ADVERTISING FOR RESOLUTION MEDIA CLIENTS

DEFINITIONS

“Ad” means any advertisement provided by Agency on behalf of an Advertiser.

“Advertiser” means the advertiser for which Agency is the agent under an applicable IO.

“Advertising Materials” means artwork, copy, or active URLs for Ads.

“Affiliate” means, as to an entity, any other entity directly or indirectly controlling, controlled by, or under common control with, such entity.

“Agency” means the advertising agency listed on the applicable IO.

“CPA Deliverables” means Deliverables sold on a cost per acquisition basis.

“CPC Deliverables” means Deliverables sold on a cost per click basis.

“CPL Deliverables” means Deliverables sold on a cost per lead basis.

“CPM Deliverables” means Deliverables sold on a cost per thousand impression basis.

“Deliverable” or “Deliverables” means the inventory delivered by Media Company (e.g., impressions, clicks, or other desired actions).

“IO” means a mutually agreed insertion order that incorporates these Terms, under which Media Company will deliver Ads on Sites for the benefit of Agency or Advertiser.

“Media Company” means the publisher listed on the applicable IO.

“Media Company Properties” are websites specified on an IO that are owned, operated, or controlled by Media Company.

“Network Properties” means websites specified on an IO that are not owned, operated, or controlled by Media Company, but on which Media Company has a contractual right to serve Ads.

“Policies” means advertising criteria or specifications made conspicuously available, including content limitations, technical specifications, privacy policies, user experience policies, policies regarding consistency with Media Company’s public image, community standards regarding obscenity or indecency (taking into consideration the portion(s) of the Site on which the Ads are to appear), other editorial or advertising policies, and Advertising Materials due dates.

“Representative” means, as to an entity and/or its Affiliate(s), any director, officer, employee, consultant, contractor, agent, and/or attorney.

“Site” or “Sites” means Media Company Properties and Network Properties.

“Terms” means these Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, Version 3.0.

“Third Party” means an entity or person that is not a party to an IO; for purposes of clarity, Media Company, Agency, Advertiser, and any Affiliates or Representatives of the foregoing are not Third Parties.

“Third Party Ad Server” means a Third Party that will serve and/or track Ads.

I. INSERTION ORDERS AND INVENTORY AVAILABILITY

a. IO Details. From time to time, Marchex Sales, Inc. a Delaware corporation and wholly-owned subsidiary of Marchex, Inc. with its principal place of business at 4425 Spring Mountain Road, Suite 210, Las Vegas NV 89103 (“Media Company”) and Agency may execute IOs that will be accepted as set forth in Section I(b). As applicable, each IO will specify: (i) the type(s) and amount(s) of Deliverables, (ii) the price(s) for such Deliverables, (iii) the maximum amount of money to be spent pursuant to the IO, (iv) the start and end dates of the campaign, and (v) the identity of and contact information for any Third Party Ad Server if applicable. Other items that may be included are, but are not limited to, reporting requirements, any special Ad delivery scheduling and/or Ad placement requirements, and specifications concerning ownership of data collected.

b. Availability; Acceptance. Media Company will make commercially reasonable efforts to notify Agency within two (2) business days of receipt of an IO signed by Agency if the specified inventory is not available. Acceptance of the IO and these Terms will be deemed the earlier of (i) written (which, unless otherwise specified, for purposes of these Terms, will include paper, fax, or e-mail communication) approval of the IO by Media Company and Agency, or (ii) the display of the first Ad impression by Media Company, unless otherwise agreed on the IO. Notwithstanding the foregoing, modifications to the originally submitted IO will not be binding unless approved in writing by both Media Company and Agency.

c. Revisions. Revisions to accepted IOs will be made in writing and acknowledged by the other party in writing.

d. Advertiser shall be responsible for obtaining and maintaining any computer and phone equipment (and the like) and ancillary products (collectively, the “Equipment”) needed to access and use the enhanced information and data services provided under this Agreement (collectively, the “Advertising Services”), which Advertising Services include, without limitation, the reporting and delivery of Advertiser’s associated Performance Data and User Volunteered Data in various media (collectively, the “Data”). Advertiser shall also be responsible for maintaining appropriate security safeguards with respect to property for which it maintains ownership, control, use under license and/or access, including without limitation, its Equipment, its account, passwords and files, any Data acquired hereunder, any Confidential Information, access and all uses of the Advertising Services and Data through its account or its Equipment. Advertiser shall be solely responsible for its use of the Advertiser Data.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Advertiser will not (and will not cause any third party to), directly or indirectly: reverse engineer, decompile or disassemble the Advertising Services or any software, documentation or data related to the Advertising Services (collectively, “Software”); modify or create derivative works based on the Advertising Services or any Software; or copy (except for archival purposes), lease, distribute or otherwise transfer rights to the Advertising Services or any Software; or remove any proprietary notices or labels. Advertiser may access Media Company websites solely to manage its account. Advertiser may not disseminate any information on the Media Company websites, nor, with the exception of those automated means expressly made available by Media Company (if any), use any automated means to access the Media Company websites, including without limitation, agents, scripts, robots, or spiders. Advertiser agrees not to interfere with the proper working of any Media Company website. The parties acknowledge and agree that Advertiser will be deemed responsible for each of its Affiliates, customers, subcontractors, licensees, representatives, and agents, and their respective compliance with the terms of this Agreement. Advertiser shall not have the right to re-assign the call-through telephone numbers provided by Media Company for the purposes of the Advertising Services (the “Media Company Numbers”) or to use them other than as explicitly set out herein without the prior written consent of Media Company. All Media Company Numbers remain the property of Media Company, pursuant to agreements with its various telephone carriers and vendors, and are made available to Advertiser solely for use in accordance with the terms and conditions of this Agreement. The parties acknowledge and agree that Advertiser’s use of any Media Company Numbers may be further limited by, among other factors, changes to telephone carrier terms, changes in carrier relationships, guidelines recommended by Federal, state or local regulators, or changes to applicable law and regulation from time to time.

e. Recording of calls under the Advertising Services (“Recorded Call Services) is part of an optional product feature. Advertiser may elect not to use such product feature in connection with the Advertising Services. To the extent that Advertiser elects to use such product feature, the terms of this subsection shall apply. Advertiser understands that when a person (the “Caller”) calls a Media Company Number, such call may be recorded and, therefore, Advertiser or its contractors or agents, at the direction of Advertiser, shall advise all Callers to Media Company Numbers prior to any connection to Advertiser that each call is subject to recording and monitoring (the “Recorded Call Notice”). In connection therewith, Advertiser shall use all available product functionality or other available means to ensure that the call receives the appropriate Recorded Call Notice prior to connection with the Advertiser designated telephone number(s); will be automatically advised that each call is subject to recording and monitoring prior to the connection of the telephone call to the Advertiser through the Media Company Number (the “Recorded Call Message”). If Advertiser has opted to record calls hereunder (“Recorded Call Service”), Advertiser represents, warrants and agrees that in connection with its use of the Recorded Call Service, that Advertiser has reviewed the legality of recording, monitoring, storing, and divulging telephone calls, that Advertiser is permitted to engage in those activities, and that Advertiser shall use the Recorded Call Service in full compliance with all applicable laws and regulations. Advertiser represents and warrants that it has reviewed the proposed usage of the Media Company system with its legal counsel, and that Advertiser has established proper procedures to protect the privacy of, and otherwise comply with all applicable laws with respect to, Callers and the Call Receivers. In the event the Recorded Call Message requires a revision in order to comply with applicable law, then Advertiser shall promptly notify Media Company in writing of that fact, proposing the exact language that Advertiser requires to comply with the applicable laws. Advertiser must notify Media Company in the event it learns of a required revision to the Recorded Call Message. Advertiser agrees and acknowledges that Media Company accepts no responsibility for (1) the legality of recording, monitoring, storing and/or divulging telephone calls and (2) the legality of the language used in the Recorded Call Message. Advertiser agrees and acknowledges that applicable laws and regulations may require that Advertiser provide notice to and/or receive express consent and permission from, in writing or otherwise, all agents (including employees), independent contractors, and/or other persons who receive telephone calls recorded by the Recorded Call Service (the “Call Receivers”). Advertiser agrees, acknowledges, represents and warrants that it will provide and/or obtain all notices, consents, and permission relating to Call Receivers, as required by applicable laws and regulations.

II. AD PLACEMENT AND POSITIONING

a. Compliance with IO. Media Company will comply with the IO, including all Ad placement restrictions, and, except as set forth in Section VI(c), will create a reasonably balanced delivery schedule. Media Company will provide, within the scope of the IO, an Ad to the Site specified on the IO when such Site is visited by an Internet user. Any exceptions will be approved by Agency in writing.

b. Changes to Site. Media Company will use commercially reasonable efforts to provide Agency at least 10 business days prior notification of any material changes to the Site that would materially change the target audience or materially affect the size or placement of the Ad specified on the applicable IO. Should such a modification occur with or without notice, as Agency’s and Advertiser’s sole remedy for such change, Agency may cancel the remainder of the affected placement without penalty within the 10-day notice period. If Media Company has failed to provide such notification, Agency may cancel the remainder of the affected placement within 30 days of such modification and, in such case, will not be charged for any affected Ads delivered after such modification.

c. Technical Specifications. Media Company will submit or otherwise make electronically accessible to Agency final technical specifications within two (2) business days of the acceptance of an IO. Changes by Media Company to the specifications of already-purchased Ads after that two (2) business day period will allow Advertiser to suspend delivery of the affected Ad for a reasonable time (without impacting the end date, unless otherwise agreed by the parties) in order to (i) send revised Advertising Materials; (ii) request that Media

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company resize the Ad at Media Company’s cost, and with final creative approval of Agency, within a reasonable time period to fulfill the guaranteed levels of the IO; (iii) accept a comparable replacement; or (iv) if the parties are unable to negotiate an alternate or comparable replacement in good faith within five (5) business days, immediately cancel the remainder of the affected placement without penalty.

d. Editorial Adjacencies. Media Company acknowledges that certain Advertisers may not want their Ads placed adjacent to content that promotes pornography, violence, or the use of firearms, contains obscene language, or falls within another category stated on the IO (“Editorial Adjacency Guidelines”). Media Company will use commercially reasonable efforts to comply with the Editorial Adjacency Guidelines with respect to Ads that appear on Media Company Properties, although Media Company will at all times retain editorial control over the Media Company Properties. For Ads shown on Network Properties, Media Company and Agency agree that Media Company’s sole responsibilities with respect to compliance with these Editorial Adjacency Guidelines will be to obtain contractual representations from its participating network publishers that such publishers will comply with guidelines substantially similar to Editorial Adjacency Guidelines on all Network Properties and to provide the remedy specified below to Agency with respect to violations of Editorial Adjacency Guidelines on Network Properties. Should Ads appear in violation of the Editorial Adjacency Guidelines, Advertiser’s sole and exclusive remedy is to request in writing that Media Company remove the Ads. In cases where a makegood and a credit can be shown to be commercially infeasible for the Advertiser, Agency and Media Company will negotiate an alternate solution. After Agency notifies Media Company that specific Ads are in violation of the Editorial Adjacency Guidelines, Media Company will make commercially reasonable efforts to correct such violation within 24 hours. If such correction materially and adversely impacts such IO, Agency and Media Company will negotiate in good faith mutually agreed changes to such IO to address such impacts. Notwithstanding the foregoing, Agency and Advertiser each acknowledge and agree that no Advertiser will be entitled to any remedy for any violation of the Editorial Adjacency Guidelines resulting from: (i) Ads placed at locations other than the Sites, or (ii) Ads displayed on properties that Agency or Advertiser is aware, or should be aware, may contain content in potential violation of the Editorial Adjacency Guidelines.

For any page on the Site that primarily consists of user-generated content, the preceding paragraph will not apply. Instead, Media Company will make commercially reasonable efforts to ensure that Ads are not placed adjacent to content that violates the Site’s terms of use. Advertiser’s and Agency’s sole remedy for Media Company’s breach of such obligation will be to submit written complaints to Media Company, which will review such complaints and remove user-generated content that Media Company, in its sole discretion, determines is objectionable or in violation of such Site’s terms of use.

III. PAYMENT AND PAYMENT LIABILITY

a. Invoices. The initial invoice will be sent by Media Company upon completion of the first month’s delivery, or within 30 days of completion of the IO, whichever is earlier. Invoices will be sent to Agency’s billing address as set forth on the IO and will include information reasonably specified by Agency, such as the IO number, Advertiser name, brand name or campaign name, and any number or other identifiable reference stated as required for invoicing on the IO. All invoices (other than corrections of previously provided invoices) pursuant to the IO will be sent within 90 days of delivery of all Deliverables. Media Company acknowledges that failure by Media Company to send an invoice within such period may cause Agency to be contractually unable to collect payment from the Advertiser. If Media Company sends the invoice after the 90-day period and the Agency either has not received the applicable funds from the Advertiser or does not have the Advertiser’s consent to dispense such funds, Agency will use commercially reasonable efforts to assist Media Company in collecting payment from the Advertiser or obtaining Advertiser’s consent to dispense funds.

Upon request from the Agency, Media Company should provide proof of performance for the invoiced period, which may include access to online or electronic reporting, as addressed in these Terms, subject to the notice and cure provisions of Section IV. Media Company should invoice Agency for the services provided on a calendar-month basis with the net cost (i.e., the cost after subtracting Agency commission, if any) based on actual delivery, flat-fee, or based on prorated distribution of delivery over the term of the IO, as specified on the applicable IO.

b. Payment Date. Agency will make payment 30 days from its receipt of invoice, or as otherwise stated in a payment schedule set forth on the IO. Media Company may notify Agency that it has not received payment in such 30-day period and whether it intends to seek payment directly from Advertiser pursuant to Section III(c), below, and Media Company may do so five (5) business days after providing such notice.

c. Payment Liability. Unless otherwise set forth by Agency on the IO, Media Company agrees to hold Agency liable for payments solely to the extent proceeds have cleared from Advertiser to Agency for Ads placed in accordance with the IO. For sums not cleared to Agency, Media Company agrees to hold Advertiser solely liable. Media Company understands that Advertiser is Agency’s disclosed principal and Agency, as agent, has no obligations relating to such payments, either joint or several, except as specifically set forth in this Section III(c) and Section X(c).

Agency agrees to make every reasonable effort to collect and clear payment from Advertiser on a timely basis.

Agency’s credit is established on a client-by-client basis.

If Advertiser proceeds have not cleared for the IO, other advertisers from Agency will not be prohibited from advertising on the Site due to such non-clearance if such other advertisers’ credit is not in question.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Upon request, Agency will make available to Media Company written confirmation of the relationship between Agency and Advertiser. This confirmation should include, for example, Advertiser’s acknowledgement that Agency is its agent and is authorized to act on its behalf in connection with the IO and these Terms. In addition, upon the request of Media Company, Agency will confirm whether Advertiser has paid to Agency in advance funds sufficient to make payments pursuant to the IO.

If Advertiser’s or Agency’s credit is or becomes impaired, Media Company may require payment in advance.

IV. REPORTING

a. Confirmation of Campaign Initiation. Media Company will, within two (2) business days of the start date on the IO, provide confirmation to Agency, either electronically or in writing, stating whether the components of the IO have begun delivery.

b. Media Company Reporting. If Media Company is serving the campaign, Media Company will make reporting available at least as often as weekly, either electronically or in writing, unless otherwise specified on the IO. Reports will be broken out by day and summarized by creative execution, content area (Ad placement), impressions, clicks, spend/cost, and other variables as may be defined on the IO (e.g., keywords).

Once Media Company has provided the online or electronic report, it agrees that Agency and Advertiser are entitled to reasonably rely on it, subject to provision of Media Company’s invoice for such period.

c. Makegoods for Reporting Failure. If Media Company fails to deliver an accurate and complete report by the time specified, Agency may initiate makegood discussions pursuant to Section VI, below.

If Agency informs Media Company that Media Company has delivered an incomplete or inaccurate report, or no report at all, Media Company will cure such failure within five (5) business days of receipt of such notice. Failure to cure may result in nonpayment for all activity for which data is incomplete or missing until Media Company delivers reasonable evidence of performance; such report will be delivered within 30 days of Media Company’s knowledge of such failure or, absent such knowledge, within 180 days of delivery of all Deliverables.

d. Notwithstanding anything to the contrary herein or contained in any separate writing, Advertiser acknowledges and agrees that Media Company is solely responsible for tracking and calculating the performance, delivery, and other metrics in connection with the advertising service delivered hereunder, including without limitation, all billable telephone calls (the “Calls”). *** Notwithstanding the foregoing, the traffic measurements and data of Media Company shall be determinative of the payment obligations hereunder.

V. CANCELLATION AND TERMINATION

a. Without Cause. Unless designated on the IO as non-cancelable, Advertiser may cancel the entire IO, or any portion thereof, as follows:

i. With 14 days’ prior written notice to Media Company, without penalty, for any guaranteed Deliverable, including, but not limited to, CPM Deliverables. For clarity and by way of example, if Advertiser cancels the guaranteed portions of the IO eight (8) days prior to serving of the first impression, Advertiser will only be responsible for the first six (6) days of those Deliverables.

ii. With seven (7) days’ prior written notice to Media Company, without penalty, for any non-guaranteed Deliverable, including, but not limited to, CPC Deliverables, CPL Deliverables, CPA Deliverables, or cost-per-Call Deliverables, as well as some non-guaranteed CPM Deliverables.

iii. With 30 days’ prior written notice to Media Company, without penalty, for any flat fee-based or fixed-placement Deliverable, including, but not limited to, roadblocks, time-based or share-of-voice buys, and some types of cancelable sponsorships.

iv. Advertiser will remain liable to Media Company for amounts due for any custom content or development (“Custom Material”) provided to Advertiser or completed by Media Company or its third-party vendor prior to the effective date of termination. For IOs that contemplate the provision or creation of Custom Material, Media Company will specify the amounts due for such Custom Material as a separate line item. Advertiser will pay for such Custom Material within 30 days from receiving an invoice therefore.

b. For Cause. Either Media Company or Agency may terminate an IO at any time if the other party is in material breach of its obligations hereunder, which breach is not cured within 10 days after receipt of written notice thereof from the non-breaching party, except as otherwise stated in these Terms with regard to specific breaches. Additionally, if Agency or Advertiser breaches its obligations by violating the same Policy three times (and such Policy was provided to Agency or Advertiser) and receives timely notice of each such breach, even if Agency or Advertiser cures such breaches, then Media Company may terminate the IO or placements associated with such breach upon written notice. If Agency or Advertiser does not cure a violation of a Policy within the applicable 10-day cure period after written notice, where such Policy had been provided by Media Company to Agency, then Media Company may terminate the IO and/or placements associated with such breach upon written notice. Upon any termination, unless otherwise limited or restricted by applicable law or regulation, Media Company may maintain archived Advertiser Data (as defined in Section XIV(h) below) for at least *** following termination of the Agreement, and, upon written request by Advertiser, will deliver such archived Advertiser Data to Advertiser in a mutually agreed upon format (at Advertiser’s expense). Media Company may delete Advertiser Data or recorded calls in accordance with its then-effective storage protocols.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c. Short Rates. Short rates will apply to canceled buys to the degree stated on the IO.

VI. MAKEGOODS

Unguaranteed Deliverables. The predictability, forecasting, and conversions for, CPC Deliverables, CPL Deliverables, CPA Deliverables, or cost-per-Call Deliverables, may vary and guaranteed delivery, even delivery, and makegoods are not available.

VII. BONUS IMPRESSIONS

a. With Third Party Ad Server. Where Agency uses a Third Party Ad Server, Media Company will not bonus more than 10% above the Deliverables specified on the IO without the prior written consent of Agency. Permanent or exclusive placements will run for the specified period of time regardless of over-delivery, unless the IO establishes an impression cap for Third Party Ad Server activity. Agency will not be charged by Media Company for any additional Deliverables above any level guaranteed or capped on the IO. If a Third Party Ad Server is being used and Agency notifies Media Company that the guaranteed or capped levels stated on the IO have been reached, Media Company will use commercially reasonable efforts to suspend delivery and, within 48 hours of receiving such notice, Media Company may either (i) serve any additional Ads itself or (ii) be held responsible for all applicable incremental Ad serving charges incurred by Advertiser but only (A) after such notice has been provided, and (B) to the extent such charges are associated with overdelivery by more than 10% above such guaranteed or capped levels.

b. No Third Party Ad Server. Where Agency does not use a Third Party Ad Server, Media Company may bonus as many ad units as Media Company chooses unless otherwise indicated on the IO. Agency will not be charged by Media Company for any additional Deliverables above any level guaranteed on the IO.

VIII. FORCE MAJEURE

a. Generally. Excluding payment obligations, neither Agency nor Media Company will be liable for delay or default in the performance of its respective obligations under these Terms if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, electrical outages, network failures, acts of God, or labor disputes (“Force Majeure event”). If Media Company suffers such a delay or default, Media Company will make reasonable efforts within five (5) business days to recommend a substitute transmission for the Ad or time period for the transmission. If no such substitute time period or makegood is reasonably acceptable to Agency, Media Company will allow Agency a pro rata reduction in the space, time, and/or program charges hereunder in the amount of money assigned to the space, time, and/or program charges at time of purchase. In addition, Agency will have the benefit of the same discounts that would have been earned had there been no default or delay.

b. Related to Payment. If Agency’s ability to transfer funds to third parties has been materially negatively impacted by an event beyond the Agency’s reasonable control, including, but not limited to, failure of banking clearing systems or a state of emergency, then Agency will make every reasonable effort to make payments on a timely basis to Media Company, but any delays caused by such condition will be excused for the duration of such condition. Subject to the foregoing, such excuse for delay will not in any way relieve Agency from any of its obligations as to the amount of money that would have been due and paid without such condition.

c. Cancellation. If a Force Majeure event has continued for five (5) business days, Media Company and/or Agency has the right to cancel the remainder of the IO without penalty.

IX. AD MATERIALS

a. Submission. Agency will submit Advertising Materials pursuant to Section II(c) in accordance with Media Company’s then-existing Policies. Media Company’s sole remedies for a breach of this provision are set forth in Section V(c), above, Sections IX (c) and (d), below, and Sections X (b) and (c), below.

b. Late Creative. If Advertising Materials are not received by the IO start date, Media Company will begin to charge the Advertiser on the IO start date on a pro rata basis based on the full IO, excluding portions consisting of performance-based, non-guaranteed inventory, for each full day the Advertising Materials are not received. If Advertising Materials are late based on the Policies, Media Company is not required to guarantee full delivery of the IO. Media Company and Agency will negotiate a resolution if Media Company has received all required Advertising Materials in accordance with Section IX(a) but fails to commence a campaign on the IO start date.

c. Compliance. Media Company reserves the right within its discretion to reject or remove from its Site any Ads for which the Advertising Materials, software code associated with the Advertising Materials (e.g. pixels, tags, JavaScript), or the website to which the Ad is linked do not comply with its Policies, or that in Media Company’s sole reasonable judgment, do not comply with any applicable law, regulation, or other judicial or administrative order. In addition, Media Company reserves the right within its discretion to reject or remove from its Site any Ads for which the Advertising Materials or the website to which the Ad is linked are, or may tend to bring, disparagement, ridicule, or scorn upon Media Company or any of its Affiliates (as defined below), provided that if Media Company has reviewed and approved such Ads prior to their use on the Site, Media Company will not immediately remove such Ads before making commercially reasonable efforts to acquire mutually acceptable alternative Advertising Materials from Agency.

d. Damaged Creative. If Advertising Materials provided by Agency are damaged, not to Media Company’s specifications, or otherwise unacceptable, Media Company will use commercially reasonable efforts to notify Agency within two (2) business days of its receipt of such Advertising Materials.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

e. No Modification. Media Company will not edit or modify the submitted Ads in any way, including, but not limited to, resizing the Ad, without Agency’s approval. Media Company will use all Ads in strict compliance with these Terms and any written instructions provided on the IO.

f. Ad Tags. When applicable, Third Party Ad Server tags will be implemented so that they are functional in all aspects.

g. Trademark Usage. Media Company, on the one hand, and Agency and Advertiser, on the other, will not use the other’s trade name, trademarks, logos, or Ads in any public announcement (including, but not limited to, in any press release) regarding the existence or content of these Terms or an IO without the other’s prior written approval.

h. The Advertising Services include the display and publication of Advertising Materials together with the applicable Media Company Numbers on Media Company-designated online or offline media, which may be developed or customized for Advertiser (such as proxy web sites and business profile pages hosted on Advertiser-approved vanity URLs registered by Media Company, among others), Media Company-owned or operated media (such as business information and local search Web sites, among others) or websites or other media including without limitation mobile-based and print media owned or operated by Media Company’s distribution partners and affiliates through which Media Company makes the Advertising Services available (each third party distribution partner or affiliate being referred to herein as “Distribution Partner”) (collectively, “Media Company Network”). The Advertising Materials may be placed or delivered on any Web site or other media throughout the Media Company Network provided that Agency and/or the Advertiser has previously authorized such placements in writing (email sufficing). Media Company cannot guarantee inclusion within the published results of any particular Distribution Partner. Agency and Advertiser acknowledge and agree that Distribution Partners as well as Media Company suppliers and other third party technology partners including but not limited to Skype are third party beneficiaries to this Agreement.

X. INDEMNIFICATION

a. By Media Company. Media Company will defend, indemnify, and hold harmless Agency, Advertiser, and each of its Affiliates and Representatives from damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) resulting from any claim, judgment, or proceeding (collectively, “Claims”) brought by a Third Party and resulting from (i) Media Company’s alleged breach of Section XII or of Media Company’s representations and warranties in Section XIV(a), (ii) Media Company’s display or delivery of any Ad in breach of Section II(a) or Section IX(e), or (iii) Advertising Materials provided by Media Company for an Ad (and not by Agency, Advertiser, and/or each of its Affiliates and/or Representatives) (“Media Company Advertising Materials”) that: (A) violate any applicable law, regulation, judicial or administrative action, or the right of a Third Party; or (B) are defamatory or obscene. Notwithstanding the foregoing, Media Company will not be liable for any Losses resulting from Claims to the extent that such Claims result from (1) Media Company’s customization of Ads or Advertising Materials based upon detailed specifications, materials, or information provided by the Advertiser, Agency, and/or each of its Affiliates and/or Representatives, or (2) a user viewing an Ad outside of the targeting set forth on the IO, which viewing is not directly attributable to Media Company’s serving such Ad in breach of such targeting. . The foregoing indemnification does not cover Advertiser’s use of Recorded Call Services for which Advertiser is solely responsible.

b. By Advertiser. Advertiser will defend, indemnify, and hold harmless Media Company, each of its Affiliates and Representatives, and its third party technology partners including but not limited to Skype from Losses resulting from any Claims brought by a Third Party resulting from (i) Advertiser’s alleged breach of Section XII or of Advertiser’s representations and warranties in Section XIV(a), (ii) Advertiser’s violation of Policies (to the extent the terms of such Policies have been provided (e.g., by making such Policies available by providing a URL) via email or other affirmative means, to Agency or Advertiser at least 14 days prior to the violation giving rise to the Claim), (iii) the content or subject matter of any Ad or Advertising Materials to the extent used by Media Company in accordance with these Terms or an IO; or any Advertiser use of Recorded Call Services in violation of the applicable terms and conditions.

c. By Agency. Agency represents and warrants that it has the authority as Advertiser’s agent to bind Advertiser to these Terms and each IO, and that all of Agency’s actions related to these Terms and each IO will be within the scope of such Agency. Agency will defend, indemnify, and hold harmless Media Company and each of its Affiliates and Representatives from Losses resulting from (i) Agency’s alleged breach of the foregoing sentence, or (ii) Claims brought by a Third Party alleging that Agency has breached its express, Agency-specific obligations under Section XII.

d. Procedure. The indemnified party(s) will promptly notify the indemnifying party of all Claims of which it becomes aware (provided that a failure or delay in providing such notice will not relieve the indemnifying party’s obligations except to the extent such party is prejudiced by such failure or delay), and will: (i) provide reasonable cooperation to the indemnifying party at the indemnifying party’s expense in connection with the defense or settlement of all Claims; and (ii) be entitled to participate at its own expense in the defense of all Claims. The indemnified party(s) agrees that the indemnifying party will have sole and exclusive control over the defense and settlement of all Claims; provided, however, the indemnifying party will not acquiesce to any judgment or enter into any settlement, either of which imposes any obligation or liability on an indemnified party(s) without its prior written consent.

XI. LIMITATION OF LIABILITY

Except as expressly provided in this Agreement, Media Company makes no representation with respect to Advertiser’s use of the Recorded Call Message functionality, any call recording, or Advertiser use of consumer information that may be provided by Media Company. Except as expressly provided in this Agreement, Media Company has not made any

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

promise, affirmation of fact, or provided any description or sample pertaining to the quality, specifications, or performance of the Advertising Services. Therefore, to the fullest extent permitted by law, except as expressly provided in this Agreement, MEDIA COMPANY AND ITS THIRD PARTY VENDORS AND TECHNOLOGY PARTNERS INCLUDING BUT NOT LIMITED TO SKYPE DISCLAIM ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION: AGAINST INFRINGEMENT; SATISFACTORY QUALITY; MERCHANTABILITY; AND FITNESS FOR A PARTICULAR PURPOSE. MEDIA COMPANY MAY IN ITS SOLE DISCRETION REMOVE ANY DATA FROM ITS SERVERS AT ANY TIME FOR ANY REASON. Media Company also disclaims any warranty arising by usage of trade, course of dealing, or course of performance. Furthermore, except as expressly provided in this Agreement, Company disclaims all guarantees regarding positioning, levels, quality, or timing of: (i) costs per advertising activity; (ii) advertising activity rates or volume of Calls; (iii) availability and delivery of Ads; (iv) conversions or other results for any Ads; (v) the availability, accuracy, security, usefulness, interoperability or content of any data provided or acquired hereunder, including without limitation third party data, Distribution Partner data and consumer data; and (vi) the placement of Ads within the Media Company Network. Excluding the parties obligations under Section X damages that result from a breach of Section XII, or intentional misconduct by Agency, Advertiser, or Media Company, in no event will Media Company and its suppliers and its third party technology partners including but not limited to Skype on the one hand or Agency or Advertiser on the other hand be liable for any consequential, indirect, incidental, punitive, special, or exemplary damages whatsoever, including, but not limited to, damages for loss of profits, business interruption, loss of information, and the like, incurred by another party arising out of an IO, even if such party has been advised of the possibility of such damages.

XII. NON-DISCLOSURE, DATA OWNERSHIP, PRIVACY AND LAWS

a. Definitions and Obligations. “Confidential Information” will include (i) all information marked as “Confidential,” “Proprietary,” or similar legend by the disclosing party (“Discloser”) when given to the receiving party (“Recipient”); and (ii) information and data provided by the Discloser, which under the circumstances surrounding the disclosure should be reasonably deemed confidential or proprietary. Without limiting the foregoing, Discloser and Recipient agree that each Discloser’s contribution to IO Details (as defined below) shall be considered such Discloser’s Confidential Information. Recipient will protect Confidential Information in the same manner that it protects its own information of a similar nature, but in no event with less than reasonable care. Recipient shall not disclose Confidential Information to anyone except an employee, agent, Affiliate, or third party who has a need to know same, and who is bound by confidentiality and non-use obligations at least as protective of Confidential Information as are those in this section. Recipient will not use Discloser’s Confidential Information other than as provided for on the IO.

b. Exceptions. Notwithstanding anything contained herein to the contrary, the term “Confidential Information” will not include information which: (i) was previously known to Recipient; (ii) was or becomes generally available to the public through no fault of Recipient; (iii) was rightfully in Recipient’s possession free of any obligation of confidentiality at, or prior to, the time it was communicated to Recipient by Discloser; (iv) was developed by employees or agents of Recipient independently of, and without reference to, Confidential Information; or (v) was communicated by Discloser to an unaffiliated third party free of any obligation of confidentiality. Notwithstanding the foregoing, the Recipient may disclose Confidential Information of the Discloser in response to a valid order by a court or other governmental body, as otherwise required by law or the rules of any applicable securities exchange, or as necessary to establish the rights of either party under these Terms; provided, however, that both Discloser and Recipient will stipulate to any orders necessary to protect such information from public disclosure.

c. Additional Definitions. As used herein the following terms shall have the following definitions:

i “User Volunteered Data” is personally identifiable information collected from individual users by Media Company during delivery of an Ad pursuant to the IO, but only where it is expressly disclosed to such individual users that such collection is solely on behalf of Advertiser.

ii. “IO Details” are details set forth on the IO but only when expressly associated with the applicable Discloser, including, but not limited to, Ad pricing information, Ad description, Ad placement information, and Ad targeting information.

iii. “Performance Data” is data regarding a campaign gathered during delivery of an Ad pursuant to the IO (e.g., number of impressions, interactions, and header information), but excluding Site Data or IO Details.

iv. “Site Data” is any data that is (A) preexisting Media Company data used by Media Company pursuant to the IO; (B) gathered pursuant to the IO during delivery of an Ad that identifies or allows identification of Media Company, Media Company’s Site, brand, content, context, or users as such; or (C) entered by users on any Media Company Site other than User Volunteered Data.

v. “Collected Data” consists of IO Details, Performance Data, and Site Data.

vi. “Repurposing” means retargeting a user or appending data to a non-public profile regarding a user for purposes other than performance of the IO.

vii. “Aggregated” means a form in which data gathered under an IO is combined with data from numerous campaigns of numerous Advertisers and precludes identification, directly or indirectly, of an Advertiser.

d. Use of Collected Data.

i. Unless otherwise authorized by Media Company, Advertiser will not: (A) use Collected Data for Repurposing; provided, however, that Performance Data may be used for Repurposing so long as it is not joined with any IO Details or Site Data; (B) disclose IO Details of Media Company or Site Data to any Affiliate or Third Party except as set forth in Section XII(d)(iii).

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii. Unless otherwise authorized by Agency or Advertiser, Media Company will not: (A) use or disclose IO Details of Advertiser, Performance Data, or a user’s recorded view or click of an Ad, each of the foregoing on a non-Aggregated basis, for Repurposing or any purpose other than performing under the IO, compensating data providers in a way that precludes identification of the Advertiser, or internal reporting or internal analysis; or (B) use or disclose any User Volunteered Data in any manner other than in performing under the IO. For purposes of this Agreement “Personal Information” shall mean personally identifiable or other personal records or information. Without limiting any other provision of this Agreement, each party shall retain all right, title and interest in and to its Confidential Information, including all intellectual property rights inherent therein or appurtenant thereto. For the avoidance of doubt, the parties acknowledge and agree that Confidential Information includes User Volunteered Data, including, without limitation, call-related, caller related and call-receiver related Personal Information, that may be included in the Data processed under this Agreement that each of the parties shall treat such Confidential Information in accordance with the terms of this Section, in addition to, without limiting, the requirements that each of the parties has with respect to the Data generally under this Agreement and applicable law.

iii. Advertiser, Agency, and Media Company (each a “Transferring Party”) will require any Third Party or Affiliate used by the Transferring Party in performance of the IO on behalf of such Transferring Party to be bound by confidentiality and non-use obligations at least as restrictive as those on the Transferring Party, unless otherwise set forth in the IO.

e. User Volunteered Data. All User Volunteered Data is the property of Advertiser, is subject to the Advertiser’s posted privacy policy, and is considered Confidential Information of Advertiser. Any other use of such information will be set forth on the IO and signed by both parties.

f. Privacy Policies. Agency, Advertiser, and Media Company will post on their respective Web sites their privacy policies and adhere to their privacy policies, which will abide by applicable laws. Failure by Media Company, on the one hand, or Agency or Advertiser, on the other, to continue to post a privacy policy, or non-adherence to such privacy policy, is grounds for immediate cancellation of the IO by the other party.

g. Compliance with Law. Agency, Advertiser, and Media Company will at all times comply with all federal, state, and local laws, ordinances, regulations, and codes which are applicable to their performance of their respective obligations under the IO.

h. Agency Use of Data. Agency will not: (i) use Collected Data unless Advertiser is permitted to use such Collected Data, nor (ii) use Collected Data in ways that Advertiser is not allowed to use such Collected Data. Notwithstanding the foregoing or anything to the contrary herein, the restrictions on Advertiser in Section XII(d)(i) shall not prohibit Agency from (A) using Collected Data on an Aggregated basis for internal media planning purposes only (but not for

Repurposing), or (B) disclosing qualitative evaluations of Aggregated Collected Data to its clients and potential clients, and Media Companies on behalf of such clients or potential clients, for the purpose of media planning.

i. Advertiser may not remove or export from Advertiser’s jurisdiction or allow the export or re-export of the Advertising Services or anything related thereto in violation of any applicable export control or similar restrictions, laws or regulations. Company is not a telephone company. Media Company purchases telecommunications services and uses such services to provide enhanced service products to Advertiser. If at any time Media Company’s right to allocate Media Company Numbers or otherwise provide the Advertising Services to Advertiser is impaired or regulated by any governmental or quasi-governmental entity, including, without limitation, the U.S. Federal Trade Commission, the U.S. Federal Communications Commission or any state public utility commission, Media Company shall have the right to terminate, suspend or amend this Agreement automatically upon written notice and Media Company shall have no liability or obligation to Advertiser of any kind arising out of such a termination, suspension or change in Advertising Services, as the case may be.

XIII. THIRD PARTY AD SERVERS (Applicable if 3rd Party Server Is Used)

Not applicable

XIV. MISCELLANEOUS

a. Necessary Rights. Media Company represents and warrants that Media Company has all necessary permits, licenses, and clearances to sell the Deliverables specified on the IO subject to these Terms. Advertiser represents and warrants that Advertiser has all necessary licenses and clearances to use the content contained in the Ads and Advertising Materials as specified on the IO and subject to these Terms, including any applicable Policies.

b. Assignment. Neither Agency nor Advertiser may resell, assign, or transfer any of its rights or obligations hereunder, and any attempt to resell, assign, or transfer such rights or obligations without Media Company’s prior written approval will be null and void. All terms and conditions in these Terms and each IO will be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors, and assigns.

c. Entire Agreement. Each IO (including the Terms) will constitute the entire agreement of the parties with respect to the subject matter thereof and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the parties with respect to the subject matter of the IO. The IO may be executed in counterparts, each of which will be an original, and all of which together will constitute one and the same document.

d. Conflicts; Governing Law; Amendment. In the event of any inconsistency between the terms of an IO and these Terms, the terms of the IO will prevail. All IOs will be governed by the laws of the State of New York. Media Company and Agency (on behalf of itself and Advertiser) agree that any claims, legal proceedings, or

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litigation arising in connection with the IO (including these Terms) will be brought solely in New York, and the parties consent to the jurisdiction of such courts. No modification of these Terms will be binding unless in writing and signed by both parties. If any provision herein is held to be unenforceable, the remaining provisions will remain in full force and effect. All rights and remedies hereunder are cumulative.

e. Notice. Any notice required to be delivered hereunder will be deemed delivered three days after deposit, postage paid, in U.S. mail, return receipt requested, one business day if sent by overnight courier service, and immediately if sent electronically or by fax. All notices to Media Company and Agency will be sent to the contact as noted on the IO with a copy to the Legal Department. All notices to Advertiser will be sent to the address specified on the IO.

f. Survival. Sections III, VI, X, XI, XII, and XIV will survive termination or expiration of these Terms, and Section IV will survive for 30 days after the termination or expiration of these Terms. In addition, each party will promptly return or destroy the other party’s Confidential Information upon written request and remove Advertising Materials and Ad tags upon termination of these Terms.

g. Headings. Section or paragraph headings used in these Terms are for reference purposes only, and should not be used in the interpretation hereof.

h. This Agreement is not intended to, and shall not affect, ownership by either party of, or rights of either party in, any of its intellectual property rights, content, products and services, and nothing set forth in this Agreement shall be construed as the assignment or transfer of any ownership rights in any of the foregoing from one party to the other. Any Collected Data collected or created hereunder during the Term and through Advertiser’s account, that is specific to Advertiser is the intellectual property of Advertiser (collectively, the “Advertiser Data”) . Neither party’s performance according to the terms and conditions of this Agreement will in any way broaden the intellectual property rights of the other party. Both parties reserve all rights not expressly granted.

Resolution Media Inc.

Signature	/s/

Marchex Sales, Inc.

Signature	/s/ Brendhan Hight
Brendhan Hight, President

Date	9/7/10

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.